Exhibit 10.12

WARNING: ANY WRITTEN-IN CORRECTIONS, DELETIONS OR ADDITIONS

SHALL VOID THIS AGREEMENT

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

Tel: (408) 945-8600

Fax: (408) 957-7137

INDEPENDENT CONTRACTOR AGREEMENT

JOHN J. QUICKE

Contractor

[Address]

Street Address

[Address]
City	State	Zip Code

[Phone Number]
Telephone No.	Fax No.

[Social Security Number]
Contract Representative	Social Security Number or Tax ID

This Agreement is entered into by and between Adaptec, Inc., which includes its wholly owned subsidiaries (“Adaptec”), and the contractor set forth above (“Contractor”) as of the date executed by Adaptec (“Effective Date”). Adaptec agrees to retain Contractor and Contractor agrees to perform work for Adaptec, subject to the Independent Contractor Agreement Terms and Conditions attached.

CONTRACTOR ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH ON THIS FIRST PAGE AND THE AGREEMENT ATTACHED HERETO, UNDERSTANDS ALL SUCH TERMS AND CONDITIONS, AND AGREES TO BE BOUND THEREBY.

ADAPTEC, INC.		/s/ John J. Quicke
(Contractor)

By:	/s/ Mary Dotz	By:	John J. Quicke

Title:	CFO	Title:

Effective Date:	2/2/10	Date:	2/2/10

INDEPENDENT CONTRACTOR AGREEMENT TERMS AND CONDITIONS

1. RETENTION OF CONTRACTOR

1.1 Retention. Adaptec hereby retains Contractor to perform the work specified in Exhibit A (“Services”) and Contractor hereby accepts such retention. Contractor acknowledges that, irrespective of Contractor’s retention to perform such Services, Adaptec may engage other contractors to supply the same or similar services.

1.2 Performance. Contractor shall perform the Services in a careful, professional and workmanlike manner and to the best of Contractor’s ability. Contractor will determine, in its sole discretion, the manner and means by which the Services will be performed. Contractor may choose to perform the Services, or engage others in addition to or instead of Contractor to perform the Services. Contractor shall assign and appropriately supervise such personnel as are necessary to ensure its timely completion of the Services, subject to the provisions of Section 2.3.

1.3 Employees and Subcontractors. In the event that others in addition to Contractor are necessary to complete the Services, Contractor agrees to assign only qualified and experienced personnel to perform Services, and will consult with Adaptec in connection with such assignment. Contractor will provide Adaptec with resumes or descriptions of the experience of all personnel assigned to perform Services upon Adaptec’s request. Prior to assigning any subcontractor, outside consultant or other third party (collectively, “Subcontractors”) to perform Services, Contractor will obtain Adaptec’s written consent. The names of the Subcontractors who will perform the Services must be indicated on Exhibit B. Contractor shall remain primarily liable for the performance of such Services as are delegated to Subcontractors. Contractor shall be responsible for payment of all salaries or other compensation or expenses payable or reimbursable to its employees and Subcontractors. Contractor shall obtain from each employee and Subcontractor a written agreement in a form reasonably acceptable to Adaptec, which shall include, among other things, such party’s agreement to abide by each of the provisions of Sections 3.6, 5 and 6.

1.4 Replacement of Employees and Subcontractors. Contractor shall inform Adaptec prior to implementing any change in personnel. Contractor shall promptly replace any employee or Subcontractor assigned to the Project upon Adaptec’s written request.

1.5 Independent Contractor. The parties agree that Contractor, together with any employees and Subcontractors, is an independent contractor in the performance of the Services and is not an employee of Adaptec. Contractor, its employees and Subcontractors are not entitled to participate in any plans, arrangements, or distributions pertaining to any employee benefits for Adaptec’s employees. Adaptec will make no deductions from any compensation paid to Contractor for taxes, insurance, bonds or for any other reason. Nothing herein or in the performance hereof will imply a partnership, joint venture or principal and agent relationship between the parties. Neither party will have any right, power or authority to create any obligation, express or implied, on behalf of the other.

1.6 Competition. Contractor acknowledges that all individuals assigned to perform Services hereunder could be exposed to certain of Adaptec’s most sensitive and confidential business information. Therefore, during the term of this Agreement, and for a period of twelve (12) months thereafter, Contractor shall not assign any individual responsible for the performance of Services hereunder to perform services for any firm which Adaptec may reasonably deem to be a competitor of Adaptec, unless such services are wholly unrelated to the Services or unless Contractor first obtains Adaptec’s prior written consent. The foregoing restriction shall not apply to clerical personnel.

1.7 No solicitation. Each party agrees that, during the term of this Agreement and for a period of six (6) months thereafter, it will not solicit for employment any employee or contractor of the other party known to the first party solely by reason of the relationship established by this Agreement. Nothing herein shall preclude a public solicitation by either party or solicitation by recruiting professionals, retained by a party or acting on speculation, and not otherwise directed to solicit from among the employees of the other. It shall not be “solicitation” hereunder for a party to discuss employment with, or to employ, an employee of the other party who has initiated the inquiry.

2. PERFORMANCE OF THE PROJECT

2.1 Adaptec Facilities. Adaptec will provide Contractor with reasonable use of office space, including access to conference rooms, telephones, support staff and computers, as required for Contractor to perform the Services, as agreed upon by the parties. Contractor agrees, while working on Adaptec’s premises, to observe Adaptec’s rules and policies relating to security of, access to or use of Adaptec’s premises or any of Adaptec’s properties, including proprietary or Adaptec Confidential Information (as that term is defined below). Contractor shall not remove any property of Adaptec, including any Adaptec Confidential Information, from Adaptec’s premises without the prior written consent of Adaptec. Contractor will take all reasonable steps to ensure that its employees and Subcontractors assigned to the Project comply with the foregoing requirements. Adaptec reserves the right to immediately remove any employee or Subcontractor of Contractor who does not abide by the foregoing requirements.

2.2 Delivery and Inspection of Deliverables.

2.2.1 Inspection. During the term of this Agreement Adaptec may review the work product specified in Exhibit A (“Deliverables”) then in progress by Contractor, and the status and quality of such Deliverables.

2.2.2 Acceptance. Adaptec will promptly review all Deliverables delivered by Contractor hereunder, and will use reasonable efforts to inform Contractor of its acceptance or rejection of each Deliverable within ten (10) business days. In the event that Adaptec rejects a Deliverable, it shall inform Contractor of the grounds for such rejection. Contractor shall then have a reasonable time, not to exceed fifteen (15) business days, to provide an acceptable Deliverable. The parties will negotiate in good faith with respect to the compensation of Contractor is correcting an unacceptable Deliverable. Unless otherwise agreed by the parties, Adaptec’s failure to accept a Deliverable will not extend the time for performance of the Services.

2.3 Project Delays. Contractor shall not be responsible for delays to the extent that they are incurred as a consequence of the actions or unavailability of Adaptec personnel.

3. TERM AND TERMINATION

3.1 Term. This Agreement shall commence on the Effective Date and shall continue for a period of one (1) year, unless earlier terminated in accordance with the provisions of this Section 3 or upon mutual agreement of the parties. Each Service listed in Exhibit A will commence on the date specified therein and terminate within the time so indicated. Both the term of this Agreement and the term of each Service may be extended by a writing signed by both parties.

3.2 Termination for Cause. In the event Contractor violates any of the provisions of this Agreement or fails to perform the Services to Adaptec’s satisfaction, at Adaptec’s sole option, this Agreement will terminate immediately upon delivery of Adaptec’s written notice to Contractor.

3.3 Termination for Convenience. Either party may terminate this Agreement by delivering written notice to the other at least five (5) days in advance of the desired termination date.

3.4 Services Phase-Out. In the event either party provides notice of termination, Contractor agrees to work with Adaptec to achieve a mutually acceptable phase-out of Services during the remaining term of the Agreement, which may, at Adaptec’s sole option, involve a workload that is increased or decreased from that set forth in Exhibit A. Contractor will work with Adaptec to effect a smooth transition of the Services and Deliverables to Adaptec or its designee.

3.5 Payment for Services. In the event of termination of this Agreement, Adaptec shall pay Contractor all accrued but unpaid compensation for Services rendered through the termination date and shall reimburse Contractor for all expenses properly budgeted, incurred and documented in accordance with the provisions of Section 4.2, each in accordance with the payment terms of this Agreement.

3.6 Return of Material; Documentation. Upon termination of this Agreement for any reason, Contractor shall promptly return to Adaptec (i) all records, materials, equipment, drawings and documents which are owned, leased or licensed by Adaptec; and (ii) any data of any nature pertaining to or incorporating any Adaptec Confidential Information, including any copies thereof, regardless of when obtained by or made available to Contractor. Additionally, Contractor shall prepare and submit such documentation as may be necessary to evidence the results of the Services and the progress of Contractor in the performance of the Services.

3.7 Survival. The termination of this Agreement for any reason shall not terminate the obligations or liabilities of the parties under Sections 1.6, 1.7, 3.4, 3.5, 3.6, 4, 5, 6, 7, 8 and 9 and the applicable portions of Section 10 below, and under this Section 3.7, each of which shall survive any such termination.

4. COMPENSATION.

4.1 Basic Compensation. As full compensation for the performance of the Services, and all other obligations of Contractor hereunder, Contractor shall invoice Adaptec according to the schedule set forth in Exhibit A and Adaptec shall pay such invoices within forty-five (45) days of receipt of invoice.

4.2 Expense Reimbursement. Adaptec shall reimburse Contractor for all reasonable expenses incurred in connection with the performance of Services that have been approved in advance by Adaptec. Reimbursable expenses shall be invoiced to Adaptec on a monthly basis, together with all supporting documentation required by Adaptec, and Adaptec shall pay such invoices within forty-five (45) days of receipt of invoice. All such expenses shall be billed at Contractor’s actual out-of-pocket cost, without surcharge.

4.3 Taxes. Contractor shall be solely responsible for withholding and paying for its employees and Subcontractors all applicable payroll taxes and contributions, including, without limitation, federal, state and local income taxes, FICA, FUTA and state unemployment, workers’ compensation and disability insurance.

5. CONFIDENTIALITY

5.1 Confidentiality of Adaptec Information. Contractor agrees to keep confidential and not to disclose or make any unauthorized use of any trade secrets, confidential information, knowledge, data or other information of Adaptec relating to products, research and development activities, processes, software concepts, know-how, designs, test data, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business or research of Adaptec, or any of Adaptec’s clients, customers, consultants, licensees or affiliates, or which Contractor knows or has reason to know is considered confidential by Adaptec (collectively referred to herein as “Adaptec Confidential Information”), which Contractor may have produced, obtained, learned or otherwise acquired during the course of rendering the Services. Contractor’s duty to maintain such Adaptec Confidential Information in confidence hereunder shall survive the termination of this Agreement for a period of five (5) years. Contractor agrees to use such Adaptec Confidential Information solely in connection with the performance of Services and for no other purpose. Adaptec Confidential Information shall not include information which:

(a) is or becomes publicly available without breach of this Agreement by Contractor;

(b) is rightfully received by Contractor from a third party not under an obligation of confidence to Adaptec with respect thereto;

(c) was known to Contractor prior to the disclosure by Adaptec, as evidenced by its written books and records;

(d) is independently developed by Contractor without the use of Adaptec Confidential Information and without the use of individuals exposed to the Adaptec Confidential Information; or

(e) is disclosed pursuant to the requirement of a governmental agency or operation of law, provided that Contractor is obligated to use reasonable efforts to prevent disclosure under such circumstances and to provide five (5) business days notice to Adaptec prior to such disclosure.

5.2 Confidentiality of Contractor Information. Adaptec agrees to keep confidential and not to disclose or make any unauthorized use of any trade secrets, confidential information, knowledge, data or other information of Contractor relating to processes, software, concepts and know-how and which is either marked as confidential or, if disclosed verbally, followed with a written statement of confidentiality within ten (10) business days of the date of disclosure (collectively referred to herein as “Contractor Confidential Information”) which Adaptec obtains, learns or otherwise acquires as a consequence of Contractor’s performance of Services. Adaptec’s duty to maintain such Contractor Confidential Information in confidence hereunder shall survive the termination of this Agreement for a period of five (5) years. Adaptec agrees to use such Contractor Confidential Information solely in connection with the performance of the Services and its use of the Deliverables and for no other purpose. Contractor Confidential Information shall not include information which:

(a) is or becomes publicly available without breach of this Agreement by Adaptec;

(b) is rightfully received by Adaptec from a third party not under an obligation of confidence to Contractor with respect thereto;

(c) was known to Adaptec prior to the disclosure by Contractor;

(d) is independently developed by Adaptec without the use of Contractor Confidential Information; or

(e) is disclosed pursuant to the requirement of a governmental agency or operation of law, provided that Adaptec is obligated to use reasonable efforts to prevent disclosure under such circumstances and to provide five (5) business days notice to Contractor prior to such disclosure.

5.3 Other Obligations. Contractor acknowledges that Adaptec from time to time may have agreements with third parties that impose obligations or restrictions on Adaptec regarding inventions or creative works made during the course of work thereunder or regarding the confidential nature of such work. Contractor agrees to be bound by all such obligations and restrictions, of which Contractor is informed, and to take all action necessary to discharge the obligations of Adaptec thereunder upon notice of same from Adaptec.

6. OWNERSHIP

6.1 Pre-existing Works. Contractor shall own all right title and interest, including all intellectual property rights, in and to its pre-existing works identified in Exhibit B (“Pre-existing Works”). Contractor hereby grants to Adaptec a worldwide, irrevocable, perpetual, fully-paid license, with rights to sublicense and to authorize the granting of further sublicenses, to make, have made, use, execute, reproduce, display, perform, sell and otherwise distribute all Pre-existing Works incorporated in the Deliverables, or the results of the Services and to create derivatives, upgrades and enhancements of the foregoing.

6.2 Third Party Material. Contractor shall not incorporate any materials owned by a third party (“Third Party Materials”) in a Deliverable unless (a) such Third Party Material is identified in Exhibit B, and (b) Contractor has sufficient authority to grant, and does grant, Adaptec a worldwide, irrevocable, perpetual, fully-paid license, with rights to sublicense and to authorize the granting of further sublicenses, to make, have made, use, execute, reproduce, display, perform, sell and otherwise distribute all Third Party Materials incorporated in the Deliverables, or the results of the Services and to create derivatives, upgrades and enhancements of the foregoing.

6.3 Deliverables. Adaptec shall own all right, title, and interest, including all intellectual property rights, in and to the Deliverables, including all inventions related thereto, except for Pre-existing Works and Third Party Material. Contractor hereby assigns and transfers to Adaptec in perpetuity all of Contractor’s worldwide rights, title and interest in and to the Deliverables, including, but not limited to, all patent rights, copyrights, mask rights, trade secret rights and other intellectual property rights therein.

6.4 Further Assurances. Contractor agrees to execute such patent, copyright and other documents of assignment, transfer or registration, and to provide such other assistance as Adaptec may reasonably request, at Adaptec’s expense, in order to assist Adaptec in obtaining, perfecting, evidencing or protecting its rights in the Deliverables.

6.5 Maintenance of Records. Contractor agrees to keep and maintain adequate and current written records of the development and progress of all Deliverables (in the form of notes, sketches, drawings and as may be specified by Adaptec), which records shall be available to and remain the sole property of Adaptec at all times.

7. INDEMNITIES

7.1 Intellectual Property. Contractor agrees to defend, indemnify and hold Adaptec harmless from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of any third party claim that any of the Deliverables or other materials provided to Adaptec by Contractor hereunder misappropriates any trade secret, or infringes any copyright, mask rights or other intellectual property rights of any third party.

7.2 Employment. Contractor agrees to indemnify and hold Adaptec harmless from and against any and all liabilities, obligations and expenses that Adaptec may incur as a result of a determination or allegation that Contractor or any of its employees or Subcontractors is an employee of Adaptec.

7.3 Negligent Conduct. Contractor agrees to indemnify and hold Adaptec harmless from and against any and all liabilities, obligations and expenses that Adaptec may incur arising as a consequence of damage to or loss or destruction of any real or tangible personal property and resulting from the negligent conduct of Contractor, its employees or Subcontractors, in the performance of this Agreement.

7.4 Condition to Indemnification. When seeking indemnification pursuant to this Section 7, Adaptec shall give prompt notice upon learning of a situation giving rise to such claim for indemnity, and will reasonably cooperate with Contractor in the defense of such claim.

8. WARRANTIES AND DISCLAIMERS

8.1 Originality. Contractor represents and warrants the originality of the Deliverables provided to Adaptec under this Agreement and that no portion of such Deliverables, or their use, execution, reproduction, display, performance or distribution, will misappropriate any trade secret, infringe any copyright or mask rights, or knowingly infringe any patent of any third party.

8.2 Title and Interest. Contractor represents and warrants that it has the title and interest to transfer all licenses granted pursuant to this agreement.

8.3 Deliverable Compliance. Contractor represents and warrants that the Deliverables provided hereunder will comply to the material requirement of Exhibit A.

8.4 Services. Contractor warrants that the performance of the Services will meet the standards set forth in Section 1.3.

8.5 Authorization. Each party warrants that it has the right to enter into this Agreement and that there exist no prior commitments or other obligations that prevent such party from making all of the grants and undertakings provided for in this Agreement.

8.6 DISCLAIMER. EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE DELIVERABLES OR ANY OTHER ITEM PROVIDED UNDER THIS AGREEMENT, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY WITH RESPECT TO ALL SUCH ITEMS.

9. LIMITATION OF LIABILITY. EXCEPT AS PROVIDED IN SECTION 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING AS A CONSEQUENCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

10. MISCELLANEOUS

10.1 Notices. All notices required or permitted under this Agreement shall be in writing and shall be by given by personal delivery or by nationally recognized overnight courier service, or by registered or certified U.S. mail with postage prepaid. Notices delivered by personal delivery or by courier service shall be effective upon receipt. Notices sent by registered or certified U.S. mail shall be effective three business days after the date of mailing.

10.2 Successors and Assigns. The rights and benefits of this Agreement will inure to the benefit of, and be enforceable by, Adaptec’s successors and assigns. Except as provided herein, Contractor’s rights and obligations under this Agreement may only be assigned with the prior written consent of Adaptec.

10.3 Further Actions. Both parties agree to execute any additional documents and take such further action as may be reasonably necessary to carry out the purposes of this Agreement.

10.4 Injunctive Relief. In addition to any of the other remedies available to Adaptec, Contractor agrees that Adaptec shall be entitled to a decree of specific performance or an injunction restraining violations or compelling actions with respect to Sections 5.1 or 6 of this Agreement. No remedy provided herein is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

10.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California.

10.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will continue in full force and effect.

10.7 No Continuation of Service. Nothing contained herein will confer upon Contractor any right to continue to render services to Adaptec (including the Services) or to become employed by Adaptec, and Adaptec reserves all rights to terminate Contractor’s services (including the Services) in accordance with Section 3 above, for any reason whatsoever, with or without cause.

10.8 Arbitration. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, will be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as modified below.

(a) Contractor or Adaptec will initiate arbitration by filing a demand at the San Francisco, California, Regional Office of the AAA.

(b) Unless the parties can agree on one arbitrator, disputes will be heard and determined by a panel of three arbitrators. One party arbitrator will be appointed by each party to serve on the panel. One neutral arbitrator will be appointed by the AAA.

(c) Any party to an arbitration may petition the court in the state in which the arbitration was held to confirm, correct or vacate the award on the grounds stated in the Federal Arbitration Act.

(d) Nothing in this Agreement will prevent Adaptec from seeking injunctive relief against Contractor (and its employees and sub-contractors) from any judicial or administrative authority pending the resolution of a dispute or controversy by arbitration.

(e) The prevailing party will be entitled to an award of costs and attorney’s fees incurred in connection with any such controversy or claim.

10.9 Waivers. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder will be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver will be effective only in the specific instance and for the specific purpose stated in such writing.

10.10 Counterparts. This Agreement may be executed in one or more counterparts each of which will be an original and all of which together will constitute one and the same instrument.

10.11 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous written or oral communications or agreements between Adaptec and Contractor regarding the subject matter hereof. This Agreement may be amended only by written agreement between Adaptec and Contractor. In the event there are conflicts or inconsistencies between the terms and conditions of this Agreement and any Exhibits attached hereto, this Agreement shall prevail.

Exhibit A

Services Definition and Schedule

(a)	Commencement Date: 1-4-2010

(b)	Anticipated Ending Date (may not exceed the term of this Agreement): 7-4-2010

(c)	Name of Adaptec’s Project Manager(s):

Board of Directors

(d)	Names of employees/consultants approved and their hourly rate(s):

John Quicke	$ 30,000 per month
$ per hour
$ per hour

(e)	Terms and Form of Total Compensation
Payable by: time project other

Description:

If you are paid on acceptance of milestones
check here

and see Milestone Delivery Payment Chart attached to this Project Schedule and incorporated herein by this reference.

(f)	Services Description and Deliverables (attach details, including description of work product or product specification, if applicable, milestones and time schedule, all of which are incorporated herein by this reference).

Interim CEO

ATTACH ANY ADDITIONAL STATEMENT OF WORK, WHICH IS INCORPORATED INTO THIS AGREEMENT.

Exhibit B

Pre-Existing Works

Third Party Material

Sub-Contractors